Exhibit 3(A)

Underwriting and Service Agreement

This Agreement, dated              is entered into by StanCorp Equities, Inc. (“SEI”) and Standard Insurance Company (“Standard”) on its own behalf and on behalf of Standard Insurance Company Separate Account C (the “Separate Account”).

WHEREAS, the Separate Account was established on August 2, 1999 pursuant to authority of Standard’s Board of Directors in order to set aside and invest assets attributable to certain variable annuity contracts (the “Contracts”) issued by Standard.

WHEREAS, Standard has registered the Separate Account under the Investment Company Act of 1940, as amended, (the “1940 Act”) and has registered the Contracts under the Securities Act of 1933, as amended, (the “1933 Act”). Standard will continue the effectiveness of the registrations.

WHEREAS, Standard intends to engage SEI, a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the National Association of Securities Dealers (“NASD”), to act as principal underwriter of the Contracts, and to perform certain duties and functions that are necessary and proper for the distribution of the Contracts as required under applicable federal and state securities laws and NASD regulations, and SEI intends to act in such capacity and assume such responsibilities.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follow.

I. UNDERWRITER

Standard hereby appoints SEI as, and SEI agrees to serve as, principal underwriter of the Contracts during the term of this Agreement for purposes of federal and state securities laws. Standard reserves the right, however, to refuse at any time to sell any Contracts hereunder for any reason, and maintains ultimate responsibility for the sales of the Contracts.

II. SERVICES

SEI agrees, on behalf of Standard and in its capacity as principal underwriter to provide certain sales, administrative and supervisory services relative to the Contracts as described below, and otherwise to perform all duties that are necessary and proper for the distribution of the Contracts as required under applicable federal and state securities laws and NASD regulations. SEI will use reasonable efforts to sell the Contracts but does not agree to sell any specific number of Contracts.

III. COMPLIANCE AND SUPERVISION

All persons who are engaged directly or indirectly in the operations of SEI and Standard in connection with the offer or sale of the Contracts shall be considered a “person associated” with SEI a defined in Section 3(a)(18) of the 1934 Act. SEI shall have full responsibility for the securities activities of each such person as contemplated by Section 15 of the 1934 Act.

SEI shall be fully responsible for carrying out all compliance, supervisory and other obligations hereunder with respect to the activities of its registered representatives as required by the NASD Rules (the “Rules”) and applicable federal and state securities laws. Without limiting the generality of the foregoing, SEI agrees that it shall be fully responsible for:

(a) ensuring that no representative of SEI shall offer or sell the Contracts until such person is appropriately licensed, registered, or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Contracts may be lawfully sold, in which Standard is licensed to sell the Contracts, and in which such person shall offer or sell the Contracts; and

(b) training and supervising the registered representatives for purposes of complying on a continuous basis with the Rules and with federal and state securities laws that apply to the offering and sale of the Contracts.

IV. REGISTRATION AND QUALIFICATION OF CONTRACTS

Standard has prepared a registration statement describing the Contracts, together with exhibits (the “Registration Statement”). The Registration Statement includes a prospectus (the “Prospectus”) for the Contracts. Standard shall advise SEI promptly of any action of the SEC or authorities of any state of which it is aware that affect registration or qualification of the Separate Account, or rights to offer the Contracts for sale. If any event shall occur as a result of which it is necessary to amend or supplement the Registration Statement in order to make the statements therein, in light of the circumstances under which they were or are made, true, complete or not misleading, Standard will forthwith prepare and furnish to SEI amendments or supplements to the Registration Statement sufficient to make the statements made in the Registration Statement as so amended or supplemented true, complete and not misleading in light of the circumstances under which they were made.

V. REPRESENTATIONS OF STANDARD

Standard represents and warrants to SEI that:

A. Standard is an insurance company organized under the laws of the state of Oregon and is in good standing and is authorized to conduct business under the laws of each state in which the Contracts are sold, that the Separate Account was legally and validly established as a segregated asset account under the Oregon law and that the Separate Account has been properly registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

B. The Registration Statement does not and will not contain any misstatements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not materially misleading.

C. No federal or state agency or bureau has issued an order preventing or suspending the offer of the Contracts or the use of the Registration Statement, or of any part thereof, with respect to the sale of the Contracts.

D. The offer and sale of the Contracts is not subject to registration, or if necessary, is registered under the Blue Sky laws of the states in which the Contract will be offered and sold.

E. The Contracts are qualified for sale under the applicable state insurance laws in those states in which the Contracts shall be offered for sale. In each state where such qualification is effected, Standard shall file and make such statements or reports as are or may be required by the laws of such state.

F. This Agreement has been duly authorized, executed and delivered by Standard and constitutes the valid and legally binding obligation of Standard.

VI. REPRESENTATIONS OF SEI

SEI represents and warrants to Standard that:

A. SEI is registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to perform the activities contemplated hereunder, is registered or otherwise qualified under the applicable securities laws of every state or other jurisdiction in which the Contracts are available for sale.

B. SEI shall comply with the Rules and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Contracts.

C. This Agreement has been duly authorized, executed and delivered by SEI and constitutes the valid and legally binding obligation of SEI.

VII. SALES LITERATURE AND ADVERTISING

SEI agrees to ensure that its registered representatives use only the Prospectus, statements of additional information, or other applicable and authorized sales literature then in effect in selling the Contracts. SEI is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current Registration Statement filed with the SEC or in such sales literature as may be authorized by Standard.

SEI agrees to make timely filings with the SEC, the NASD, and such other regulatory authorities as may be required of any sales literature or advertising materials relating to the Contracts and intended for distribution to prospective investors. Standard shall review and approve all advertising and sales literature concerning the Contracts utilized by SEI.

VIII. APPLICATIONS, CONTRACTS AND PAYMENTS

All applications for Contracts shall be made on application forms supplied by Standard, and shall be remitted by SEI promptly, together with such forms and any other required documentation, directly to Standard at the address indicated on such application or to such other address as Standard may, from time to time, designate in writing. All applications are subject to acceptance or rejection by Standard at its sole discretion.

The Contract forms are the sole property of Standard. No person other than Standard has the authority to make, alter or discharge any Contract, certificate, supplemental contract or form issued by Standard. Standard may make such changes, as it deems advisable in the conduct of its business or discontinue at any time issuing any of its forms or contracts and no liability to the Standard by reason of Standard so doing. No person other than Standard has the right to waive any provision with respect to any Contract. No person other than Standard has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name or on behalf of Standard.

All money of whatever nature payable in connection with any Contracts is the property of Standard and shall be transmitted immediately in accordance with the administrative procedures of Standard without any deduction or offset for any reason, including for example but without limitation, any deduction or offset for compensation claimed by SEI. Checks or money orders as payment on any Contract shall be drawn to the order of Standard Insurance Company. No cash payments shall be accepted by SEI in connection with the Contracts. If cash is received by SEI, it shall be immediately forwarded to Standard.

IX. CONFIRMATIONS

Standard agrees to prepare and mail a confirmation for each transaction in connection with the Contracts at or before the completion thereof as required by the 1934 Act and Rule 10b-10 thereunder. Each such confirmation shall reflect the facts of the transaction, and the form thereof will show that it is being sent on behalf of SEI acting as distributor for the Contract.

X. RECORDKEEPING

SEI and Standard shall each cause to be maintained and preserved for the period prescribed such accounts, books, and other documents as are required of it by the 1934 Act and any other applicable laws and regulations. In particular, without limiting the foregoing, SEI shall cause all the books and records in connection with the offer and sale of the Contracts by its registered representatives to be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act, to the extent that such requirements are applicable to the Contracts. The books, accounts, and records of SEI and Standard as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

SEI and Standard shall from time to time divide the administrative responsibility for maintaining and preserving the books, records and accounts kept in connection with the Contracts; provided, however, in the case of books, records and accounts kept pursuant to a requirement of applicable law or regulation, the ultimate and legal responsibility for maintaining and preserving such books, records and accounts shall be that of the party which is required to maintain or preserve such books, records and accounts under the applicable law or regulation, and such books, records and accounts shall be maintained and preserved under the supervision of that party. SEI and Standard shall each cause the other to be furnished with such reports as it may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under such regulations and laws, and under the insurance laws of the applicable states and jurisdictions.

SEI and Standard each agree and understand that all documents, reports, records, books, files and other materials required under applicable Rules and federal and state securities laws shall be the property of SEI, unless such documents, reports, records, books, files and other materials are required by applicable regulation or law to be also maintained by Standard, in which case such material shall be the joint property of SEI and Standard. All other documents, reports, records, books, files and other materials maintained relative to this Agreement shall be the property of Standard. Upon termination of this Agreement, all such materials shall be returned to the applicable party.

SEI and Standard shall establish and maintain facilities and procedures for the safekeeping of all books, accounts, records, files, and other materials related to this Agreement. Such books, accounts, records, files, and other materials shall remain confidential and shall not be voluntarily disclosed to any other person or entity except as described below.

SEI and Standard shall each submit to all regulatory and administrative bodies having jurisdiction over the sales of the Contracts, present or future, any information, reports, or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. In particular, without limiting the foregoing, Standard agrees that any books and records it maintains pursuant to this section that are required to be maintained under Rule 17a-3 or 17a-4 of the 1934 Act shall be subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act and Sections 30 and 31 of the 1940 Act.

XI. INDEMNIFICATION

A. By Standard

Standard agrees to indemnify and hold harmless SEI, its employees, officers, directors, and Registered Representatives from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which any of them may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by Standard and/or its employees, officers or directors, or (b) any untrue statement contained in, or material omission from, the Registration Statement, Contract or form, sales material, or other written material approved by Standard for a Contract issued by Standard.

B. By SEI

SEI agrees to indemnify and hold harmless Standard, its employees, officers, and directors from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which any of them may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by SEI and/or its affiliates, employees, officers or directors, or (b) any activity relating to the offer and sale of the Contracts that is in violation of any provision of the federal securities laws.

C. Notice

Promptly after receipt by an indemnified party under this section of notice of the commencement of any action by a third party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this section, notify the indemnifying party of the commencement thereof.

XII. COOPERATION

The parties hereto and their respective directors, officers, employees and Registered Representatives agree to cooperate fully in any insurance or securities regulatory inspection, inquiry, investigation or proceeding, or any judicial proceeding with respect to SEI, Standard, or any of their officers, directors, employees, registered representatives and affiliates to the extent that such inspection, inquiry, investigation or proceeding is in connection with Contracts distributed under this Agreement. Each party agrees to promptly notify the other party in the event that it receives a notice of any regulatory inspection, inquiry, or proceeding.

The parties hereto and their respective directors, officers, employees and Registered Representatives shall cooperate with one another in the investigation and settlement of all claims against either of them or their respective directors, officers, employees and Registered Representatives relating to the solicitation or sale of Contracts under this Agreement. Each party shall promptly forward to each other party any notice or other relevant information that may come into its possession, including, but not limited to customer complaints. In the context of this section, “promptly” shall be interpreted to mean notification within three business days of the receipt of any notice covered by this section.

This section XII will continue in force after the termination of this Agreement.

XIII. GENERAL PROVISIONS

A.	Waiver

Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance.

B.	Independent Contractor

Producer and the Registered Representatives associated with Producer are independent contractors and not employees of SEI or Standard.

C.	Assignment

No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without the prior written consent of the other parties.

D.	Notice

Any notice given pursuant to this Agreement shall be mailed, postage paid, to the addresses shown below or to such other address as the party shall give in writing to the other parties.

StanCorp Equities, Inc.

1100 S. W. Sixth Ave, 10th Fl

Portland, OR 97204

Attn: Jann Smith

Standard Insurance Company

Retirement Plans Division

P.O. Box 711

Portland, OR 97207-0711

Attn: Marilyn Bishop

E.	Severability

The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

F.	Amendment

This Agreement may be amended in a writing signed by all parties to this Agreement.

G.	Termination

This Agreement will terminate immediately upon the event that SEI is no longer a member firm of NASD, or no longer possesses the requisite licenses and appointments. All parties agree to notify all other parties in the event such event occurs.

Any party upon written notice may terminate this Agreement, and termination shall be effective immediately.

H.	Confidentiality

During the course of performance under this Agreement, each party, its affiliates, and their respective officers, directors, employees, agents and Registered Representatives may or will obtain or have access to certain proprietary information of the other parties, or their affiliates, including, without limitation, information relating to a contractowner’s retirement plan and participant accounts in the retirement plan, “non-public personal information” (as defined under Title V of the Gramm-Leach-Bliley Act and regulations promulgated thereunder, as amended), and information concerning the operations and distribution practices of the other parties, or their affiliates (collectively the “Proprietary Information”). Each party agrees, for itself, its affiliates, and their respective officers, directors, employees, agents and Registered Representatives: (a) to keep the Proprietary Information confidential and to maintain procedures designed to maintain that confidentiality; (b) to use the such Proprietary Information only as is necessary to carry out the terms and conditions of this Agreement; and (c) not to disclose such information to others without prior written consent of that party, except as may be required by law.

This Subsection H will continue in force after the termination of this Agreement.

I.	Anti-Money Laundering Requirements and Economic Sanctions Programs

Each of the parties agrees to comply with all applicable anti-money laundering laws, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA Patriot Act (“the Act”), its implementing regulations, and related SEC and SRO rules as applicable. These requirements include but are not limited to requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence and to implement anti-money laundering compliance programs.

IN WITNESS WHEREOF, the parties have executed this Agreement to take effect on the date shown above.

STANCORP EQUITIES, INC.
1100 S.W. Sixth Avenue, 10th Floor
Portland, OR 97204

By:
Name:	Kim W. Ledbetter
Title:	President

Date:	_______________________

STANDARD INSURANCE COMPANY
P.O. Box 711
Portland, OR 97207

By:
Name:	Eric E. Parsons
Title:	Chairman, President and CEO

Date:	_______________________